Exhibit 99.1

NEWS RELEASE

February 1, 2008

Journal Register Company Announces Fourth Quarter and Full Year 2007 Results

Yardley, PA – Journal Register Company (NYSE:JRC) today reported fourth quarter and full year 2007 results. Both periods included certain non-cash charges and non-recurring items.

For the thirteen-week fourth quarter ended December 30, 2007, the Company had a net loss of $148.4 million, or $3.78 on a per diluted share basis. The net loss for the period includes a $181.3 million, $150.9 million after-tax, or $3.84 per diluted share, non-cash charge for the impairment of assets under the methodology prescribed by Statement of Financial Accounting Standards No. 142. This charge primarily relates to a write-down of the carrying value of mastheads and goodwill for our Michigan cluster. A goodwill impairment charge of $33.7 million, or $0.85 per diluted share, was taken in the fourth quarter of 2006. Last year, the Company reported a fourth quarter net loss of $25.1 million, or $0.64 per diluted share, for the fourteen-week quarter ended December 31, 2006.

The 2007 fourth quarter also included charges of $7.2 million for the severance/separation of former executives; costs associated with the amendment of the credit facility of $2.1 million; costs of $0.7 million for termination of the Company’s airplane lease; a gain of $2.6 million on the sale of the Middletown Press building in Connecticut, and a favorable state tax adjustment of $3.0 million. The total after-tax impact of these items was $1.4 million, or $0.04 per diluted share.

The non-cash impairment charges also impacted the fifty-two week year ended December 30, 2007, resulting in the Company reporting a net loss of $102.5 million, or $2.62 per diluted share, as compared to a net loss of $6.2 million, or $0.16 per diluted share, for the fifty-three week year ended December 31, 2006.

Excluding the impairment charges and the other items discussed above, 2007 net income would have been $3.9 million, or $0.10 per diluted share, for the fourth quarter and $15.3 million, or $0.39 per diluted share, for the full year 2007.

For more information:	Journal Register Company
	Judy Brenna	790 Township Line Road
	Director of Investor Relations	Yardley, PA 19067
	Tel: (215) 504-4200	Fax: (215) 504-4201

Journal Register Company Reports Fourth Quarter and Full Year 2007 Results

Chairman & Chief Executive Officer James W. Hall said, “Times have changed, so we are changing the Company. As a result, our 2007 financial results reflect three major items: (i) the ongoing transformation of JRC from a newspaper company to a multimedia organization; (ii) the transition to a new team, vision, culture and an entrepreneur-driven business model; and (iii) well-known industry and economic trends. Change costs time and money and approximately $16.1 million was invested in 2007 in people and software and other information technology in support of our digital/online strategy. This investment will continue in 2008. And to ensure that we have the right people in the right jobs at this important time, Scott Wright, President & Chief Operating Officer joined us in October at the corporate office and other changes at the management group level and in the field were made to improve our operations’ execution capability across the Company.

“At our Annual Publishers’ Conference held last month, we asked our publishers in the field to be more entrepreneurial – to take measured risks to promote growth in running their properties, and are convinced that this model is the way to continue to improve performance going forward. We believe that this change is imperative as new forms of digital technology are being deployed, virtually on a daily basis, with the goal of taking our customers away from us. We expect 2008 will be an interesting and challenging year as we work together to produce steady development and progress.”

Executive Vice President and Chief Financial Officer Julie A. Beck said, “Consistent with the rest of our industry, revenues remained weak. However, the advertising revenue trends have improved for the second straight quarter, and we plan to continue our transition to a multimedia company. In the fourth quarter, we amended our credit facility to give us added flexibility and liquidity, and took a net after-tax $150.9 million non-cash impairment charge, which does not affect in any way our cash flow, debt covenants, or liquidity. This charge reduces the value of the intangibles on our balance sheet, yet we remain optimistic about our multimedia future.”

Overall Revenue

Total revenues for the Company’s continuing operations for the thirteen-week quarter ended December 30, 2007 were $115.4 million, as compared to total revenues of $131.9 million for the fourteen-week fourth quarter of 2006, a 12.5 percent decrease. Total revenues for the fifty-two week full year 2007 were $463.2 million, as compared to $506.1 million for the fifty-three week full year 2006, a decrease of 8.5 percent. Absent the extra week for the 2006 fourth quarter and full year, revenue would have declined 7.2 percent and 7.1 percent, respectively.

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Journal Register Company Reports Fourth Quarter and Full Year 2007 Results

Total Advertising Revenue

On a comparable thirteen-week basis, total advertising revenues for the fourth quarter of 2007 were $88.2 million, a decrease of 8.6 percent, compared to the fourth quarter of 2006. Total advertising revenues on a comparable fifty-two week basis for the full year 2007 were $353.0 million, as compared to $387.5 million in 2006, a decrease of 8.9 percent.

Online Revenue

The Company posted solid gains in online revenues in 2007. Total online revenues increased by 29.9 percent for the fourth quarter 2007 and by 24.3 percent for the full year 2007 on a comparable week basis. All clusters showed growth, with the Greater Cleveland cluster increasing more than 100 percent. Online revenues accounted for 5.2 percent for the fourth quarter and 5.1 percent for the full year 2007 of the Company’s total advertising revenues. The Company’s Web sites generated 91.8 million page views during the fourth quarter and 386.1 million for the full year. In December, the Company reported 3.5 million unique visitors to its Web sites.

Revenue Performance by Category (All presented on a comparable fifty-two week basis):

Retail

For the fourth quarter 2007, retail advertising revenues decreased 6.1 percent, and for the full year 2007, retail advertising revenues decreased 7.3 percent as compared to the fourth quarter and full year 2006, respectively. The financial/insurance and department/discount stores advertising revenue categories were down in the fourth quarter, offset by political and government advertising revenue category gains. For the full year, shortfalls in the financial/insurance and building/hardware advertising revenue categories were slightly offset by strength in the political/government category.

Classified

Classified advertising revenues were down 12.4 percent for the fourth quarter of 2007 compared to the fourth quarter of 2006. For the full year 2007, classified advertising revenues were down 9.8 percent compared to the full year 2006.

Classified other advertising revenues were up 1.0 percent and down 0.9 percent for the fourth quarter and full year 2007, respectively, as compared to the same time periods of 2006.

Classified employment advertising revenues for the fourth quarter 2007 fell by 11.2 percent, and for the full year 2007 fell by 5.7 percent, compared to the fourth

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Journal Register Company Reports Fourth Quarter and Full Year 2007 Results

quarter and full year 2006, respectively. Weakness in the classified employment advertising revenues continued; however, the following daily newspapers showed year over year improvement in the fourth quarter of 2007: The Trentonian, in Trenton, New Jersey; The Bristol Press in Bristol, Connecticut; The Oneida Daily Dispatch, in Oneida, New York; The Register Citizen, in Torrington, Connecticut; and The Morning Journal, in Lorain, Ohio.

Classified auto advertising revenues for the fourth quarter 2007 were down 17.7 percent, and for the full year 2007 decreased by 16.7 percent, compared to the same periods of 2006.

Classified real estate advertising revenues posted a decline of 21.8 percent for the fourth quarter of 2007, compared to the previous year. For the full year 2007, classified real estate advertising revenues were down 17.0 percent from the previous year.

National

National advertising revenues, which account for 4.0 percent of total advertising revenues, were down 8.4 percent for the fourth quarter 2007 compared to the fourth quarter 2006. For the full year 2007, national advertising revenues were down 20.1 percent.

Circulation

The Company continued to demonstrate industry-leading circulation revenue trends. Circulation revenues for the 2007 fourth quarter, as compared to the 2006 fourth quarter, were down 0.3 percent on a comparable week basis. For the full year ended 2007, the Company recorded circulation revenues of $91.7 million, a decrease of 0.4 percent from the previous year. For both periods, increases in subscription rates of approximately four percent essentially offset equivalent declines in the number of subscribers.

Expenses

The Company continued its tradition of tightly controlled operating expenses. Total operating expenses for the fourth quarter of 2007 were essentially flat when compared to the fourth quarter of 2006. Total operating expenses for the full year 2007, decreased by $15.3 million, or 3.7 percent, when compared to the full year 2006.

On a comparable week basis, the Company’s same store non-newsprint cash operating expenses, excluding the items described above, decreased 2.4 percent for the full year. If the investment in online operations is excluded, the full year non-newsprint cash operating expenses were down 3.3 percent as compared to 2006.

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Journal Register Company Reports Fourth Quarter and Full Year 2007 Results

During 2007, the Company made significant investments in its technological resources and the development and promotion of its online products.

Newsprint expense for the fourth quarter on a comparable week basis declined 24.8 percent, reflecting a decrease in unit cost of 14.8 percent and a decrease of approximately 11.8 percent in consumption as compared to fourth quarter of 2006. For the full year 2007, newsprint expense declined 14.4 percent from the full year 2006, reflecting a decrease in unit cost of 6.1 percent and a decrease of approximately 8.8 percent in consumption.

Taxes

Taxes for the fourth quarter of 2007 reflect the net favorable impact of deferred taxes related to the impairment charge of $30.4 million and net favorable state tax settlements of $3.0 million. The full year 2007 includes a receipt of federal tax refunds of $6.1 million and $1.8 million for a favorable change in Michigan State tax law, offset by a change in New York State tax law which resulted in a charge of $1.0 million. Absent the impairment charges which are partially deductible for federal and state income tax purposes, the Company’s overall effective tax rate for continuing operations was 44.1 percent for the full year 2007 compared to 37.1 percent for the full year 2006.

Debt and other Financial Information

During the fourth quarter of 2007, the Company finalized the modification of its debt agreement, which adjusted the borrowing capacity under its Revolving Credit Facility, interest rate spreads and certain terms of financial covenants. The Company’s effective interest rate was 6.98 percent, or 3.9 percent after-tax, for the fourth quarter and 6.54 percent, or 3.7 percent after-tax, for the full year 2007. Net debt at December 30, 2007 totaled $620.6 million, down more than $105 million compared to year end 2006, and down approximately $18.0 million compared to the end of the third quarter 2007. The Company’s next debt amortization payment is due in the second quarter of 2009.

The Company’s capital expenditures were $3.9 million for the fourth quarter of 2007 and $26.4 million for the full year. Significant 2007 expenditures included $11.8 million for the new Macomb press and mailroom facility, which became operational in August 2007, and $5.6 million for online technologies. In 2008, the Company’s capital expenditures will be approximately $18.0 million including investments in multimedia technologies.

The Company's fourth quarter 2007 earnings conference call is scheduled for 11:00 a.m. Eastern Time today and will be accessible via a live Internet Webcast and a limited number of listen-only, dial-in conference lines. The live Webcast can be accessed through Journal Register Company's Web site, www.JournalRegister.com, and through CCBN's Individual Investor Center and CCBN's StreetEvents for

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Journal Register Company Reports Fourth Quarter and Full Year 2007 Results

institutional investors at www.streetevents.com. Please access the Webcast at least ten minutes prior to the start of the call to ensure adequate connection time. An archive of the Webcast will be available at www.JournalRegister.com for seven days following the call.

About Journal Register Company

Journal Register Company is a leading U.S. media company. Journal Register Company owns 22 daily newspapers and 321 non-daily publications. Journal Register Company currently operates 228 individual Web sites that are affiliated with the Company's daily newspapers, non-daily publications and its network of employment Web sites. These Web sites can be accessed at www.JournalRegister.com. All of the Company's operations are strategically clustered in six geographic areas: Greater Philadelphia; Michigan; Connecticut; Greater Cleveland; and the Capital-Saratoga and Mid-Hudson regions of New York. The Company owns JobsInTheUS, a network of 20 employment Web sites.

Safe-Harbor

This release contains forward-looking information about Journal Register Company that is intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology, and include discussions of strategy, financial projections and estimates and their underlying assumptions, the extent or timing of cost savings, charges, the extent of employees impacted, and statements about the future performance, operations, products and services of the Company. These forward-looking statements involve a number of risks and uncertainties, which could cause actual results to differ materially. These risks and uncertainties include, but are not limited to, the success of the Company's asset sales and divestiture activities, the ability of the Company to achieve cost reductions and integrate acquisitions, competitive pressures including competition from non-newspaper forms of media, general or regional economic conditions and advertising trends, the unavailability or a material increase in the price of newsprint and increases in interest rates, changes in performance that affect financial covenant compliance or funds available for borrowing, technological changes, the adoption of new accounting standards or changes in accounting standards and the possibility that, in connection with the conclusion of our year end review process and the completion of the year end audit, we may determine that adjustments to previously announced preliminary and unaudited results are necessary. These and additional risk factors are outlined in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

In this release, financial measures are presented both in accordance with United States generally accepted accounting principles ("GAAP") and also on a non-GAAP basis. All EBITDA, Free Cash Flow, Adjusted Net Income and Net Income excluding special items figures in this release are non-GAAP financial measures. EBITDA is defined as net income plus provision for income taxes, net interest expense, depreciation, amortization, and other non-cash, special or non-recurring charges. Free cash flow is defined as EBITDA minus capital expenditures, interest and cash income taxes. Adjusted Net Income excludes the special item that is described elsewhere in this release. EBITDA Margin is defined as EBITDA divided by total revenues. The Company believes that the use of certain non-GAAP financial measures enables the Company and its investors to evaluate and compare the Company's results from operations and cash resources generated from its business in a more meaningful and consistent manner and provides an analysis of operating results using the same

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Journal Register Company Reports Fourth Quarter and Full Year 2007 Results

measures used by the Company's chief operating decision makers to measure the performance of the Company. The emphasis on measures of cash flow is appropriate given the generally predictable cash flow generated by the Company's operations and the short period of time it takes to convert new orders to cash. Please see the financial summary below for information reconciling non-GAAP financial measures to comparable GAAP financial measures.

Financial summary to follow:

Results presented in the accompanying financial summary are from continuing operations only and exclude the performance of the Company’s Massachusetts and Rhode Island properties, which were sold in February 2007. The Massachusetts and Rhode Island properties are shown as discontinued operations and their results are excluded from revenues, operating expenses and operating income, but are included in the 2006 and 2007 net income and earnings per share.

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Journal Register Company Reports Fourth Quarter and Full Year 2007 Results

JOURNAL REGISTER COMPANY
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Thirteen	Fourteen	Fifty-two	Fifty-three
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	12/30/2007	12/31/2006	12/30/2007	12/31/2006
Revenues:
Advertising
Local	$ 53,159	$ 59,891	$197,328	$216,193
Classified	31,530	38,111	141,644	159,117
National	3,538	4,207	14,022	17,904

Total Advertising	88,227	102,209	352,994	393,214
Circulation	22,887	24,536	91,650	93,581
Commercial printing and other	4,296	5,158	18,571	19,270

Total revenues	115,410	131,903	463,215	506,065

Operating Expenses:
Salaries and employee benefits	53,160	51,995	193,774	205,778
Newsprint, ink and printing charges	10,123	13,555	43,418	49,423
Selling, general and administrative	21,564	17,453	77,988	73,165
Depreciation and amortization	5,229	4,806	19,534	18,091
Other	16,469	18,282	65,524	69,077

Total costs and expenses	106,545	106,091	400,238	415,534
Write-down of intangible assets	(181,300)	(33,660)	(181,300)	(33,660)

Operating (loss) income	(172,435)	(7,848)	(118,323)	56,871

Other income (expense):
Net interest expense and other	(9,087)	(12,338)	(40,744)	(44,367)
Write-down of investment	-	(2,412)	-	(2,412)
Loss on write-off of debt issuance costs	(1,642)	-	(1,642)	(5,662)

(Loss) income before provision for income taxes	(183,164)	(22,598)	(160,709)	4,430
(Benefit) provision for income taxes	(34,774)	3,606	(30,590)	14,124

Loss from continuing operations	(148,390)	(26,204)	(130,119)	(9,694)
Income (loss) from discontinued operations of New
England cluster, net of income taxes	-	1,153	(86)	3,456
Gain on sale of New England cluster operations, net of
income taxes	-	-	27,660	-

Net loss	$(148,390)	$(25,051)	$(102,545)	$(6,238)

Net (loss) income per common share (basic and
diluted)
Loss per common share from continuing operations:	$(3.78)	$(0.67)	$(3.32)	$(0.25)
Income (loss) from discontinued operations of New
England cluster, net of income taxes	-	0.03	-	0.09
Gain on sale of New England cluster operations, net of
income taxes	-	-	0.70	-

Net loss per common share (basic and diluted)	$(3.78)	$(0.64)	$(2.62)	$(0.16)

Weighted-average shares outstanding:
Basic	39,282	39,120	39,174	39,479
Diluted	39,282	39,120	39,174	39,479

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Journal Register Company Reports Fourth Quarter and Full Year 2007 Results

JOURNAL REGISTER COMPANY
Other Financial Data for the Company’s continuing and discontinued operations
(In thousands, except per share amounts)
(unaudited)

	Thirteen	Fourteen	Fifty-two	Fifty-three
	Weeks	Weeks	Weeks	Weeks
	Ended	Ended (1)	Ended	Ended (1)
	12/30/2007	12/31/2006	12/30/2007	12/31/2006
Other Data:
Net loss from continuing operations	$(148,390)	$(26,204)	$(130,119)	$(9,694)
Add: Provision for income taxes	(34,774)	3,606	(30,590)	14,124
Add: Write-down of investment	-	2,412	-	2,412
Add: Loss on write-off of debt issuance costs	1,642	-	1,642	5,662
Add: Net interest expense and other	9,087	12,338	40,744	44,367

Operating (loss) income	(172,435)	(7,848)	(118,323)	56,871
Add: Depreciation and amortization	5,229	4,806	19,534	18,091
Add: Write-down of goodwill and intangible assets	181,300	33,660	181,300	33,660
Add: Special items	7,770	-	7,770	4,078

EBITDA	21,864	30,618	90,281	112,700
Less: Capital expenditures	(3,892)	(11,573)	(26,400)	(30,792)
Less: Cash interest expense and other	(7,909)	(11,808)	(38,461)	(43,001)
Less: Cash income taxes(2)	(1,668)	(104)	(2,892)	(2,043)

Free cash flow from continuing operations	$8,395	$7,133	$22,528	$36,864

Net cash proceeds from sale of New England cluster	-	-	$55,532	-
Adjusted free cash flow	$8,395	$7,133	78,060	$36,864

Free cash flow per diluted share	$0.21	$0.18	$0.58	$0.93
Adjusted free cash flow per diluted share	$0.21	$0.18	$1.99	$0.93

Net loss, as reported	$(148,390)	$(25,051)	$(102,545)	$(6,238)
Plus: Special items, net of taxes	152,300	35,127	145,382	41,044
Less: Discontinued operations, net of taxes	-	(1,153)	(27,574)	(3,456)

Net income, as adjusted, from continuing operations (3)	$3,910	$8,923	$15,263	$31,350

Notes:

(1) 2006 has been revised to show operating income, EBITDA and free cash flow from continuing operations only.

(2) Cash income taxes represent the application of the Company’s expected current year income tax liability rate to the income before provision for income taxes for each period presented, without regard to the actual timing of such payment, reduced by the benefit of the anticipated utilization of available net operating loss carry-forwards.

(3) Net income, as adjusted, for 2007 excludes the fourth quarter net effects of $150.9 million net of tax charge related to write-down of goodwill intangibles; special charges of approximately $7.2 million ($4.2 million net of tax effect) for officers’ severance agreements; $0.7 million ($0.4 million net of tax effect) for the lease cancellation of the Company’s airplane; a gain of approximately $2.6 million ($1.5 million net of tax effect) for the sale of the Company’s Middletown, Connecticut building; approximately $2.1 million ($1.3 million net of tax effect) related to the amendment of the Company’s credit facility; and tax benefits of approximately $3.0 million related to a state audit settlement. Adjusted net income for the full year 2007 also excludes the net effect of a federal tax refund of approximately $6.1 million, including $1.0 million of interest, and a tax benefit of $1.8 million for state tax law changes in the third quarter of 2007, a tax law change charge of $1.0 million in the second quarter of 2007. Net income, as adjusted, for 2006 excludes a fourth quarter charge of $35.1 million, net of tax charge related to impairment of intangibles and the Company's investment in PowerOne Media, LLC.; a $4.1 million charge ($2.5 million net of tax effect) in the second quarter related to a consulting and severance agreement, and approximately $5.7 million ($3.4 million net of tax effect) related to the re-pricing of the Company’s refinanced credit facility in the first quarter of 2006.

The revenues of the Company’s acquisitions are included from the date of acquisition in each period presented above. Discontinued operations represent revenues from our Rhode Island and Massachusetts newspaper assets.

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